Exhibit (c)(4)

Presentation to
The Transaction Committee of the Board of Directors of

February 17, 2003

The accompanying material was compiled on a confidential basis for use solely by the Transaction Committee of the Board of Directors and the Board of Directors of Multex (the “Company”) in evaluating the transaction referred to herein and not with a view to public disclosure or filing thereof with the Securities and Exchange Commission. It was compiled from information supplied by the Company, Reuters and from public sources believed by Bear, Stearns & Co. Inc. (“Bear Stearns”) to be reliable. Neither Bear Stearns nor any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying materials is, or shall be relied upon as, a promise or representation as to the past or the future.

It should be understood that any valuations and/or estimates or projections contained in the accompanying materials were prepared or derived from information supplied by the Company and Reuters or derived from other public sources, without any independent verification by Bear Stearns, and involve numerous and significant subjective determinations by and assumptions of the Company and Reuters, which may or may not be correct. Accordingly, no representation or warranty can be made or is made by Bear Stearns as to the accuracy or achievability of any such valuations and/or estimates or projections.

CONFIDENTIAL

Table of Contents

Section

1	Overview of Proposed Transaction
2	Multex Public Market Trading Analysis
3	Multex Discounted Cash Flow Analysis
4	Selected M&A Transaction Analysis
5	Selected Public Company Analysis

CONFIDENTIAL

Section 1

Overview of Proposed Transaction

Multex—Transaction Summary

Transaction Structure:	Cash tender offer (the “Offer”) to purchase all of the outstanding shares of Multex common stock, other than those held by Reuters or any of its subsidiaries, to be followed by a merger into a U.S. acquisition subsidiary of Reuters

Consideration:	$7.35 per share in cash
Source of Financing:	Reuters available cash balances and lines of credit
Tax Structure:	Taxable
Options Treatment:	Options vesting in 2005 and thereafter will be fully accelerated and cashed out. The remaining options will be rolled over into restricted stock of Reuters with a 2-year vesting schedule and a value collar that limits the optionholder’s downside to $7.35 per share subject to each option

Conditions to Closing:	At least 50.1% of the total issued and outstanding shares of Multex common stock (assuming the exercise of all options) are required to be tendered
HSR approval
No material adverse change in the business (subject to exceptions)
Other customary conditions

Termination:	Multex fiduciary out for superior proposal Two business day last look and matching right to Reuters $5.5 million break-up fee to Reuters No Reuters fiduciary out
Other	Employment Agreement for Isaak Karaev Voting and Tender Agreements from Isaak Karaev and six other senior managers

CONFIDENTIAL

Multex—Transaction Background

• December 2002:	Reuters approached Multex and expressed an interest in acquiring the Company.
• December 17, 2002:	Multex Board meeting and formation of Transaction Committee.
• December 23, 2002:	Transaction Committee interviews financial advisors.
• January 13, 2003:	Reuters communicated a preliminary indication of interest in the low $6.00 per share range with the threat to walk away if the process is opened up to other potential acquirors.
• January 17, 2003:	The Transaction Committee formally engaged Bear Stearns as its financial advisor.
• January 24, 2003:	Bear Stearns and J.P. Morgan, the financial advisor to Reuters, had follow-up conversations in which J.P. Morgan suggested Reuters interest at $6.60–$6.75 per share.
• January 28, 2003:	Reuters indicated interest at $7.00 per share/2003 plan presented to Board.
• January 31, 2003:	Bear Stearns made a presentation to the Transaction Committee and management to discuss negotiation tactics.
• February 3, 2003	Multex communicated to Reuters that it would seek to negotiate a transaction which valued Multex at least at $8 per share.
• February 4, 2003:	Bear Stearns received unsolicited calls from Thomson and Merrill Lynch on Thomson’s behalf. The parties indicated that Thomson was interested in a dialogue regarding Multex.
• February 7, 2003:	Merrill Lynch called Bear Stearns to communicate that Thomson decided not to initiate discussions at this time due to regulatory concerns, among others.
• February 8, 2003:	Reuters indicated interest at $7.25 per share.
• February 10, 2003:	Reuters indicated interest at $7.35 per share.

CONFIDENTIAL

Multex—Transaction Summary

	($ in millions, except per share values)

		Proposed
	Current(1)	Transaction	% Premium

Price per Share	$4.58	$7.35	60.5%
20-Day Average	4.61		59.4
6-Month Average	3.66		101.0
12-Month Average	3.84		91.5
12-Month High	5.00		47.0
12-Month Low	2.84		158.8
Market Value of Equity(2)	$157.6	$260.9	65.6%
Less: Cash & Equivalents(3)	(50.6)	(50.6)

Enterprise Value	$107.0	$210.3	96.5%
Less: Value of Unconsolidated Investments(4)	(4.2)	(4.2)

Adjusted Enterprise Value(5)	$102.8	$206.1

(1)	As of 2/14/2003.

(2)	Based on fully diluted shares outstanding (treasury method).

(3)	As of 12/31/2002 per Multex press release dated 1/30/2003.

(4)	Reflects investments in J.M. Lafferty Associates Inc. and TheMarkets.com, recorded at book value as of 12/31/2002.

(5)	Excludes NPV of potential NOL tax benefit (due to limited or no market attribution). Based on Multex Management projections and a mid-point discount rate of 17.5%, the NPV of the NOL tax benefits is approximately $15–$18 million. Including the mid-point of the NOL tax benefit valuation range, the current Enterprise Value is $123.4 million and the transaction Enterprise Value is $226.7 million, implying a premium of 83.7%.

CONFIDENTIAL

Multex—Transaction Summary (cont.)

	($ in millions)

		Multiples

				Proposed
	Metric(1)	Current(2)		Transaction

Adjusted Enterprise Value/Revenue
2002A	$92.4	1.11	x	2.23	x
2003E	103.8	0.99		1.99
Adjusted Enterprise Value/EBITDA
2002A	$11.5	8.9	x	17.9	x
2003E	18.5	5.6		11.2
Net Equity Value/Free Cash Flow(3)
2002A	$8.2	19.3	x	32.0	x
2003E	10.7	14.7		24.4

(1)	Source: Multex Management and press release dated 1/30/2003.

(2)	As of 2/14/2003.

(3)	Free cash flow defined as cash flow from operations less capital expenditures.

CONFIDENTIAL

Section 2

Multex Public Market Trading Analysis

Multex—Historical Stock Price Performance

Since IPO: March 17, 1999–February 14, 2003

Source: FactSet, Bloomberg, and Multex web site.

Note: Annotations on the following page.

CONFIDENTIAL

Multex—Historical Stock Price Performance (cont.)

Annotations

A	03/31/99:	Multex appointed as exclusive anchor tenant, providing brokerage research for AOL’s personal finance channel.
B	04/14/99:	Insider sales, including Multex’s CEO, reported on Form 4 with the SEC.
C	10/20/99:	Reported revenues for the quarter ended September 30, 1999, up 96% to $10.9M, versus $5.6M in the quarter a year earlier. Recorded a net loss of $10.3M, or ($0.39) a share, compared with a loss of $1.8M, or ($0.32) a share, in the quarter a year earlier.
D	12/22/99:	Entered multi-year, multi-million dollar partnership with Merrill Lynch to co-develop global research and information web sites for clients of Merrill’s institutional e-commerce portal.
E	01/10/00:	Robertson Stephens signed agreement with Multex as a Platinum Sponsor, joining firms such as Merrill Lynch and Morgan Stanley, among others.
F	01/27/00:	Reported revenues for the quarter ended December 31, 1999, up 112% to $13.5M versus $6.3M in the quarter a year earlier. Revenues for the fourth quarter rose 23% over 1999 third quarter revenues of $10.9M.
G	04/19/00:	Reported revenues for the quarter ended March 31, 2000 of $16.1M, up from $7.6M from the same period in 1999, representing an improvement from $13.5M in the fourth quarter of 1999.
H	07/20/00:	Announced agreement with Munder Net Fund for a $30M private placement of restricted stock. In addition, the Company announced a narrower net loss for the second quarter of $1.2M compared with $3.1M a year earlier. Revenues doubled to $19.2M from $8.8M.
I	10/19/00:	Reported first profitable quarter, with third quarter revenues up 109% to $22.8M. Net income totaled $0.2M, or $0.01 a share, compared with a loss of $1.3M, or ($0.04) a share in the quarter a year earlier. Reported EBITDA of $2.7M compared with a loss of $4.6M a year earlier.
J	12/05/00:	Signed multi-million dollar global contract with Merrill Lynch HSBC to provide research access technology for its online investment and banking service.
K	01/23/01:	Formed alliance with Advent Software to provide real-time data integration for the asset management industry.
L	01/25/01:	Reported revenues for quarter ended December 31, 2000, of $27.9M, an increase of 107% from the quarter a year earlier EBITDA totaled $4.4M compared to an EBITDA loss of $7.4M in the quarter a year earlier.
M	04/19/01:	Reported revenues for quarter ended March 31, 2001, of $29.5M, an increase of 83% over the quarter a year earlier. Net income during the first quarter totaled $3.0M compared to a net loss of $2.1M in the quarter a year earlier.
N	07/03/01:	JP Morgan cut its rating on Multex to “market underperform” from “buy” rating, citing deteriorating fundamentals, a day after the Company warned of a weaker-than-expected second quarter.
O	07/19/01:	Reported revenues for quarter ended June 30, 2000, of approximately $23.5M, an increase of 23% over the quarter a year earlier and down from $29.5M reported in the first quarter of 2001. The Company recorded a net loss for the second quarter of $33.7M compared to a net loss of $1.2M in the quarter a year earlier.
P	10/24/01:	Reported revenues for quarter ended September 30, 2001, of approximately $21.3M, a decrease of 7% over the quarter a year earlier and down 9% from second quarter of 2001. The Company estimated that approximately $2M in third quarter revenues were lost as a result of Sept. 11th. EBITDA for the quarter was $19K compared to a loss of $2.1M in the second quarter of 2001.
Q	01/31/02:	Reported revenues for quarter ended December 31, 2001 of approximately $22.3M, in–line with Company’s expectations, represents an increase of 5% from the previous quarter.
R	04/25/02:	Reported second quarter of sequential revenue growth. First quarter revenues of approximately $22.6M, in–line with Company’s expectations and representing a modest increase from the fourth quarter of 2001.
S	06/27/02:	Merrill Lynch & Co. Inc. lowered its holdings in Multex to a 2.2% stake from 3.7%
T	07/25/02:	Reported third quarter of sequential revenue growth. Second quarter revenues of approximately $22.8M, in–line with Company’s guidance, representing an increase of 1% from the first quarter of 2002. EBITDA for the second quarter was $2.6M compared to $2.5M in the first quarter and a loss of $2.1M in the quarter a year earlier.
U	10/24/02:	Reported fourth consecutive quarter of sequential revenue growth. Third quarter gross revenues increased 9% to $23.3M compared to $21.3M in the quarter a year earlier. EBITDA totaled $3.0M compared to $19K in the quarter a year earlier.
V	01/22/03:	Announced agreement with FactSet to offer Multex Estimates through FactSet.
W	01/30/03:	Reported fifth consecutive quarter of sequential revenue growth. For the fiscal year ended December 31, 2002, gross revenues decreased 5% to $92.4M and EBITDA increased 110% to $11.5M. Revenues were below the $95M guidance provided at the beginning of 2002 while EBITDA exceeded the $10M guidance. Provided 2003E guidance for gross revenues of $98.0M to $102.0M and EBITDA of $16.0M to $19.0M.

CONFIDENTIAL

Multex—Price/Volume Histogram(1)

Source: FactSet.

Note: Total volume traded over the 6 and 12 month periods was 4.92 million and 16.79 million shares, respectively.

(1)	Based on closing price for the 6 month period of 8/14/2002–2/14/2003 and the 12 month period of 2/14/2002–2/14/2003.

(2)	Assumes 21, 126 and 252 trading days respectively for 1, 6 and 12 month periods.

CONFIDENTIAL

Multex—Relative Trading Analysis(1)

($ in thousands)

Source: FactSet, Bloomberg and public filings.

(1)	As of 2/14/2003.

(2)	Amounts represent 1-month average daily trading volume.

CONFIDENTIAL

Multex—Relative Stock Price Performance

Last Three Years: February 14, 2000–February 14, 2003

Performance Summary

	3 Years(1)	2 Years(1)

Multex	(86%)	(78%)
Peer Index 1(2)	23	18
Peer Index 2(3)	1	(22)
S&P 500	(40)	(37)
Peer Groups
Peer Index 1
D&B(4)	96%	39%
Interactive Data	27	135
McGraw-Hill(5)	1	(5)
Moody’s	114	52
Reuters	(89)	(84)
Thomson(6)	(8)	(27)
Peer Index 2
Barra	11%	(47%)
FactSet	(9)	(25)
OneSource	(30)	(24)
Value Line	32	9

Source: FactSet. Peer Indices based on an equal price weighting.

(1)	As of 2/14/2003.

(2)	Peer Index 1 consists of D&B, Interactive Data, McGraw-Hill, Moody’s, Reuters and Thomson.

(3)	Peer Index 2 consists of Barra, FactSet, OneSource and Value Line.

(4)	D&B data begins on 9/18/2000.

(5)	McGraw-Hill’s Financial Services group represents approximately 32% of McGraw-Hill’s consolidated revenue per McGraw-Hill public filings.

(6)	Thomson Financial division represents approximately 22% of Thomson’s consolidated revenue per Thomson public filings.

CONFIDENTIAL

Multex—Relative Stock Price Performance

Last Year: February 14, 2002–February 14, 2003

Performance Summary

	LTM(1)	6 Months(1)

Multex	(8%)	45%
Peer Index 1(2)	(18)	(10)
Peer Index 2(3)	(24)	–
S&P 500	(25)	(9)
Peer Groups
Peer Index 1
D&B	(9%)	3%
Interactive Data	(19)	(5)
McGraw-Hill:(4)	(14)	(13)
Moody’s	16	(14)
Reuters	(68)	(33)
Thomson(5)	(12)	2
Peer Index 2
Barra	(49%)	(24%)
FactSet	(28)	15
OneSource	(17)	–
Value Line	(1)	10

Source: FactSet. Peer Indices based on an equal price weighting.

(1)	As of 2/14/2003.

(2)	Peer Index 1 consists of D&B, Interactive Data, McGraw-Hill, Moody’s, Reuters and Thomson.

(3)	Peer Index 2 consists of Barra, FactSet, OneSource and Value Line.

(4)	McGraw-Hill’s Financial Services group represents approximately 32% of McGraw-Hill’s consolidated revenue per McGraw-Hill public filings.

(5)	Thomson Financial division represents approximately 22% of Thomson’s consolidated revenue per Thomson public filings.

CONFIDENTIAL

Multex—Wall Street Commentary

	Report		Price @	Target	Target Price
Firm/Analyst	Date	Rating	Report	Price	Methodology	Comment

Greenwich Research Analytics	2/10/2003	Sell	$4.55	NA	NA	“This EV gives MLTX a Greenwich Research Analytics’ Daily Enterprise value (GRADE) of 23 out of 100, and our Sell rating for a poor value relative to its industry peers.”
Merrill Lynch Michael R. Hughes	1/30/2003	Neutral	4.40	NA	NA	“We continue to view Multex as well positioned to grow earnings once the equity markets improve as this should prompt buyside and sellside institutions to begin spending again on information and research technology. There may also be upside if the company can position itself to play a role in production and/or distribution of ‘independent research...”
						“Earnings growth and stock appreciation should be limited until more information about the implications of the settlement become public and/or signs of a sustainable market turn appear.”
RBC Capital Markets Jon G. Arfstrom	10/24/2002	Sector Perform	3.10	$4.00	1.5x 2003E Revenue	“We continue to believe that management’s actions in this environment will position the Company for future growth, however, until meaningful signs of revenue growth begin to emerge, we would recommend waiting to purchase the stock.”
						“The revision of our price target is due to the continued lack of clarity regarding the timing of a return in financial services IT spending.”

Source: Wall Street equity research.

Confidential

Multex Actual Performance vs. Management Guidance—Annual Revenue

2001	($ in millions)

2002	($ in millions)

•	2002 EBITDA of $11.5 million surpassed guidance of $10 million.(5)

(1)	Represents 67% of initial internal budget.

(2)	Source: Multex Management. Based on internal estimate not communicated to the public.

(3)	Source: Company press releases for the prior quarters. In these two years, Wall Street research projections were similar to Management guidance for each projection period.

(4)	Represents 98% of initial internal budget.

(5)	Guidance was constant at each quarterly release. The Company did not provide EBITDA guidance in 2001.

Confidential

Section 3

Multex Discounted Cash Flow Analysis

     Multex—Summary Historical and Projected Income Statements(1)

	($ in millions)
	Years Ended December 31,				Projected Years Ending December 31,				CAGR	CAGR

	2000A	2001A		2002A	2003E	2004E	2005E	2006E	'00–'02	'02–'06

Revenue
MultexEXPRESS	$29.1	$36.3	(2)	$37.9	$42.1	$45.1	$44.8	$48.9	14.2%	6.5%

% growth	217.3%	24.9%		4.5%	11.0%	7.0%	(0.6)%	9.1%

MultexNET	22.9	25.2		26.8	31.6	38.7	46.5	54.3	8.1%	19.3%

% growth	63.2%	10.0%		6.2%	18.0%	22.5%	20.1%	16.7%

MultexInvestor	17.6	13.0		8.8	8.3	10.1	11.9	13.7	(29.2)%	11.7%

% growth	201.4%	(26.0%)		(32.3)%	(5.6)%	21.6%	17.8%	15.1%

Content	16.3	22.1		18.8	21.7	27.5	35.4	45.5	7.4%	24.7%

% growth	38.4%	35.0%		(14.6)%	15.3%	26.5%	28.9%	28.5%

Consolidated Revenue	$85.9	$96.6	(2)	$92.4	$103.8	$121.4	$138.6	$162.4	3.7%	15.1%

% growth	110.4%	12.4%		(4.4)%	12.3%	17.0%	14.2%	17.1%

EBITDA	$6.9	$5.5	(3)	$11.5	$18.5	$24.8	$31.0	$42.1	28.8%	38.3%

% margin	8.1%	5.6%		12.5%	17.8%	20.4%	22.4%	25.9%

% growth	NM	(21.4)		111.1	60.4	34.4	25.1	35.6

EBIT	$(4.2)	$(12.4)	(3)	$(7.5)	$(1.8)	$8.1	$18.9	$29.9	NM	NM

Net Income(4)	$(1.2)	$(11.8)	(3)(5)	$(7.2) (6)	$(1.0)	$9.4	$21.0	$33.3	NM	NM

(1)	Source: Multex filings and Multex Management.

(2)	Excludes effects of $2.9 million contra-revenue effect of performance-based warrants.

(3)	Excludes effects of $27.4 million impairment and restructuring charges.

(4)	For projected period, book tax expense is assumed to be equal to cash taxes.

(5)	Excludes net $0.2 million effect of net gain on sales of investment and marketable securities.

(6)	Excludes $0.2 million loss on disposal of assets.

Confidential

Multex—Historical and Projected Cash Flow Statements(1)

	($ in millions)
	Years Ended December 31,			Projected Years Ending December 31,				CAGR(6)

	2000A	2001A	2002A	2003E	2004E	2005E	2006E	’02–’06

Net Income	$(1.2)	$(11.8) (2)	$(7.2)	$(1.0)	$9.4	$21.0	$33.3

Plus: Depreciation & Amortization	11.2	17.9	19.0	20.2	16.7	12.2	12.2

Plus: Other Non-Cash Net Expenses(3)	2.2	4.6	2.4	1.2	1.5	1.7	2.1

Less: Working Capital Investment	(16.5)	(1.3)	2.2	(3.8)	(3.3)	(1.7)	(2.2)

Cash Flow from Operations	$(4.3)	$(9.4)	$16.4	$16.7	$24.2	$33.2	$45.4

Less: Capital Expenditures	(25.0)	(15.6)	(8.2)	(6.0)	(6.5)	(7.0)	(7.5)

Free Cash Flow	$(29.3)	$(6.2)	$8.2	$10.7	$17.7	$26.2	$37.9	46.8%

Ending Cash Balance	$45.7	$41.8	$50.6	$61.3	$79.0	$105.1	$143.1

Balance Sheet Assumptions
Days Receivable	116.8	69.0	62.8	60.0	58.0	56.0	54.0

Other Current Assets(4)	36.7%	16.7%	16.4%	20.0%	20.0%	20.0%	20.0%

Days Payable	98.3	33.9	29.5	27.5	27.5	27.5	27.5

Accrued Expenses(4)	55.2%	23.7%	31.3%	30.0%	30.0%	30.0%	30.0%

ST Deferred Revenues(5)	12.3	9.4	12.4	11.0	11.0	11.0	11.0

(1)	Source: Multex filings and Multex Management.

(2)	Excludes all extraordinary items (see previous page footnotes for detail).

(3)	Represents deferred rent, bad debt expense, and amortization of equity consideration (warrants), non-cash revenue and equity in unconsolidated businesses. Excludes extraordinary items.

(4)	Represents% of cost of revenue (prepaid expenses).

(5)	Represents% of revenue.

(6)	2000-2002 CAGR not meaningful.

Confidential

Multex—DCF Analysis(1)

($ in millions)
Implied Enterprise Value(2)

	Trailing EBITDA Exit Multiple

WACC	7.0x	8.0x	9.0x	10.0x	11.0x

15.0%	$229.2	$253.2	$277.3	$301.4	$325.4
17.5%	213.3	235.4	257.4	279.5	301.6
20.0%	198.9	219.2	239.5	259.8	280.1

Implied Equity Value per Share(3)						Implied Enterprise Value/2003E EBITDA(4)

	Trailing EBITDA Exit Multiple						Trailing EBITDA Exit Multiple

WACC	7.0x	8.0x	9.0x	10.0x	11.0x	WACC	7.0x		8.0x		9.0x		10.0x		11.0x

15.0%	$7.97	$8.60	$9.24	$9.87	$10.50	15.0%	11.5	x	12.8	x	14.1	x	15.4	x	16.7	x
17.5%	7.54	8.13	8.72	9.30	9.88	17.5%	10.7		11.9		13.1		14.3		15.5
20.0%	7.16	7.70	8.24	8.78	9.31	20.0%	9.9		11.0		12.1		13.2		14.3

(1)	Based on Multex Management projections.

(2)	Implied enterprise value includes the PV of UFCF for 2003E through 2006E, PV of terminal value based on trailing multiple on 2006E EBITDA and PV of NOLs assuming the mid-point of the indicated WACC range.

(3)	Implied equity value per share based on enterprise value plus cash and investments divided by net fully diluted shares at the indicated price.

(4)	Implied enterprise value/2003E EBITDA multiple excludes PV of NOLs.

Confidential

Multex—Summary Historical and Projected Income Statements—Sensitivity Case(1)

	($ in millions)
	Years Ended December 31,				Projected Years Ending December 31,				CAGR	CAGR

	2000A	2001A		2002A	2003E	2004E	2005E	2006E	'00–'02	'02–'06

Revenue
MultexEXPRESS	$29.1	$36.3		$37.9	$38.1	$37.1	$32.7	$36.1	14.2%	(1.2)%

% growth	217.3%	24.9%	(2)	4.5%	0.4%	(2.5)%	(11.9)%	10.4%

MultexNET	22.9	25.2		26.8	29.9	33.1	36.5	40.0	8.1%	10.5%

% growth	63.2%	10.0%		6.2%	11.8%	10.4%	10.5%	9.5%

MultexInvestor	17.6	13.0		8.8	8.3	9.5	10.7	12.5	(29.2)%	9.2%

% growth	201.4%	(26.0)%		(32.3)%	(5.6)%	14.4%	12.6%	16.8%

Content	16.3	22.1		18.8	21.7	26.3	30.9	35.5	7.4%	17.2%

% growth	38.4%	35.0%		(14.6)%	15.3%	21.1%	17.5%	14.9%

Consolidated Revenue	$85.9	$96.6	(2)	$92.4	$98.1	$106.0	$110.9	$124.1	3.7%	7.7%

% growth	110.4%	12.4%		(4.4)%	6.2%	8.1%	4.6%	12.0%

EBITDA	$6.9	$5.5	(3)	$11.5	$14.2	$15.3	$13.5	$18.0	28.8%	11.8%

% margin	8.1%	5.6%		12.5%	14.5%	14.4%	12.1%	14.5%

% growth	NM	(21.4)		111.1	23.4	7.8	(12.1)	33.7

EBIT	($4.2)	($12.4)	(3)	($7.5)	($6.0)	($1.4)	$1.3	$5.8	NM	NM

Net Income(4)	($1.2)	($11.8)	(3)(5)	($7.2) (6)	($5.3)	($0.3)	$3.1	$8.2	NM	NM

(1)	Source: Multex filings and Multex Management.

(2)	Excludes effects of $2.9 million contra-revenue effect of performance-based warrants.

(3)	Excludes effects of $27.4 million impairment and restructuring charges.

(4)	For projected period, book tax expense is assumed to be equal to cash taxes.

(5)	Excludes net $0.2 million effect of net gain on sales of investment and marketable securities.

(6)	Excludes $0.2 million loss on disposal of assets.

Confidential

Multex—Historical and Projected Cash Flow Statements—Sensitivity Case(1)

	($ in millions)
	Years Ended December 31,			Projected Years Ending December 31,				CAGR(6)

	2000A	2001A	2002A	2003E	2004E	2005E	2006E	'02–'06

Net Income	$(1.2)	$(11.8) (2)	$(7.2)	$(5.3)	$(0.3)	$3.1	$8.2

Plus: Depreciation & Amortization	11.2	17.9	19.0	20.2	16.7	12.2	12.2

Plus: Other Non-Cash Net Expenses(3)	2.2	4.6	2.4	1.1	1.3	1.0	1.2

Less: Working Capital Investment	(16.5)	(1.3)	2.2	(3.5)	(3.0)	(1.1)	(1.6)

Cash Flow from Operations	$(4.3)	$(9.4)	$16.4	$12.6	$14.6	$15.2	$20.0

Less: Capital Expenditures	(25.0)	(15.6)	(8.2)	(6.0)	(6.5)	(7.0)	(7.5)

Free Cash Flow	$(29.3)	$(6.2)	$8.2	$6.6	$8.1	$8.2	$12.5	11.2%

Ending Cash Balance	$45.7	$41.8	$50.6	$57.2	$65.3	$73.5	$86.0

Balance Sheet Assumptions
Days Receivable	116.8	69.0	62.8	60.0	58.0	56.0	54.0

Other Current Assets(4)	36.7%	16.7%	16.4%	20.0%	20.0%	20.0%	20.0%

Days Payable	98.3	33.9	29.5	27.5	27.5	27.5	27.5

Accrued Expenses(4)	55.2%	23.7%	31.3%	30.0%	30.0%	30.0%	30.0%

ST Deferred Revenues(5)	12.3	9.4	12.4	11.0	11.0	11.0	11.0

Confidential

(1)	Source: Multex filings and Multex Management.

(2)	Excludes all extraordinary items (see previous page footnotes for detail).

(3)	Represents deferred rent, bad debt expense, and amortization of equity consideration (warrants), noncash revenue and equity in unconsolidated businesses. Excludes extraordinary items.

(4)	Represents% of cost of revenue (prepaid expenses).

(5)	Represents% of revenue.

(6)	2000–2002 CAGR not meaningful.

Confidential

Multex—DCF Analysis—Sensitivity Case(1)

					($ in millions)
Implied Enterprise Value(2)

	Trailing EBITDA Exit Multiple

WACC	6.0x	7.0x	8.0x	9.0x	10.0x

15.0%	$93.5	$103.7	$114.0	$124.3	$134.6
17.5%	87.6	97.0	106.5	115.9	125.3
20.0%	82.3	91.0	99.6	108.3	117.0

Implied Equity Value per Share(3)

	Trailing EBITDA Exit Multiple

WACC	6.0x	7.0x	8.0x	9.0x	10.0x

15.0%	$4.32	$4.61	$4.88	$5.16	$5.44
17.5%	4.16	4.42	4.68	4.94	5.19
20.0%	4.02	4.25	4.49	4.73	4.97

Implied Enterprise Value/2003 EBITDA(4)

	Trailing EBITDA Exit Multiple

WACC	6.0x	7.0x	8.0x	9.0x	10.0x

15.0%	5.7x	6.4x	7.2x	7.9x	8.6x
17.5%	5.3	6.0	6.6	7.3	8.0
20.0%	4.9	5.5	6.1	6.8	7.4

(1)	Based on Multex Management projections.

(2)	Implied enterprise value includes the PV of UFCF for 2003E through 2006E, PV of terminal value based on trailing multiple on 2006E EBITDA and PV of NOLs assuming the mid-point of the WACC range.

(3)	Implied equity value per share based on enterprise value plus cash and investments divided by net fully diluted shares at the indicated price.

(4)	Implied enterprise value/2003E EBITDA multiple excludes PV of NOLs.

Confidential

Section 4

Selected M&A Transaction Analysis

Selected Financial Information Services M&A Transactions

										($ in millions)

						Premium		LTM		Transaction Value/
Date Announced	Date Completed	Acquiror	Target	Consideration	Transaction Value	Prior Close	1 Mo. Prior	Revenue	EBITDA(1)	Revenue	EBITDA

03/07/00	04/12/00	Fitch IBCA (subsidiary of FIMALAC S.A.)	Duff & Phelps Credit Rating Co.	Cash	520.2 (2)	26.6%	19.0%	92.3 (2)	36.2 (2)	5.6 x	14.4 x
03/23/00	05/04/00	Thomson Corporation	Dialog Info. Svcs. Division	Undisclosed	275.0 (3)	NM	NM	233.0 (3)	49.1 (4)	1.2 x	5.6 x
06/05/00	09/14/00	Thomson Corporation	Primark Corporation	Cash	1,013.0 (5)	31.0%	48.7%	510.1 (6)	99.8 (6)	2.0 x	10.2 x
07/13/00	09/11/00	Thomson Corporation	Carson Group	Undisclosed	175.0 (7)	NM	NM	50.0 (7)	12.5 (7)	3.5 x	14.0 x
06/21/01	06/21/01	Thomson Corporation	First Call(8)	Undisclosed	200.0 (9)	NM	NM	NA	NA	3.5 x (9)	NA
02/11/02	04/15/02	Moody’s Corporation	KMV LLC	Cash	210.0 (10)	NM	NM	60.0 (10)	6.0	3.5 x	35.0 x
05/16/02	Terminated	Fidelity National Information Solutions, Inc.	Factual Data Corp.	Cash/Stock	102.8 (11)	92.3%	91.0%	51.7 (11)	12.4 (11)	2.0 x	8.3 x
12/05/02	Pending	D&B Corp.	Hoover’s, Inc.	Cash	81.4 (12)	30.8%	36.7%	31.6 (12)	2.6 (12)	2.6 x	31.6 x
01/16/03	Pending	Interactive Data Corporation	S&P ComStock	Cash	115.0 (13)	NM	NM	52.5 (14)	NA	2.2 x	NA

(1)	Excludes extraordinary and non-recurring items.

(2)	Source: Duff & Phelps Press Release dated 3/7/00 and 10-K dated 12/31/99.

(3)	Source: Thomson company press release dated March 23, 2000. Represents 1999 revenue number.

(4)	Source: Bright Station Plc 20-F dated 12/31/99. Numbers are converted from £ into US$ at US$1.638/£ (the average exchange rate for 1999).

(5)	Source: Thomson press release dated 9/14/00. Includes the assumption of approximately US$235 million of Primark’s debt.

(6)	Source: Primark 10-K dated 12/31/99 and 10-Q dated 6/30/00. Represents LTM ended 6/30/00.

(7)	Source: Morgan Stanley research report dated 3/21/02. No details were disclosed by Thomson. The Carson Group was a private company.

(8)	Thomson owned 52% of First Call and acquired the remaining 48%.

(9)	Source: Merrill Lynch research report dated 6/26/01. No details were disclosed by Thomson. Numbers are based on Merrill Lynch estimates (revenue multiple in the 3.0x-4.0x range).

(10)	Source: Moody’s 8-K dated 2/10/02. Revenue represents 2002 estimate and pre-tax cash flow is assumed to be equal to EBITDA.

(11)	Source: Factual Data Press Release dated 5/16/02, 10-K dated 12/31/01 and 10-Q dated 3/31/02.

(12)	Source: Hoover’s Press Release dated 12/5/02, 10-K dated 3/31/02 and 10-Q dated 9/30/02. On Ferbuary 7, 2003, Hoover’s announced that Austin Ventures and Marathon Partners, L.P. proposed to acquire all outstanding Hoover’s shares for $8.00 per share (compared to $7.00 from D&B). This consideration implied a transaction value of $99.5 million, unaffected prior close and 1 mo. prior premia of 49.5% and 56.3%, respectively and Transaction Revenue and EBITDA multiples of 3.1x and 38.7x, respectively. On February 13, 2003, Austin Ventures and Marathon Partners, L.P withdrew their offer.

(13)	Source: Interactive Data Corp. Press Release dated 1/16/03.

(14)	Source: Interactive Data Corp. Press Release dated 1/16/03. Represents 2003E revenues.

Confidential

Cross-Industry Acquisition Premium Analysis(1)

	Mean Premium to Stock Price:			Median Premium to Stock Price:

	1 Day Prior	1 Week Prior	1 Month Prior	1 Day Prior	1 Week Prior	1 Month Prior

All Deals (>50% acquired)	32.5%	37.6%	45.6%	26.3%	31.8%	40.3%
All Deals (100% acquired)	32.2	37.6	45.7	26.2	32.0	40.1
Cash Deals (>50% acquired)(2)	36.9	43.1	54.6	32.1	36.3	49.7
Cash Deals (100% acquired)(2)	36.8	43.7	55.8	33.0	37.6	51.0

(1)	Source: Dealogic. Based on $150-$350 million acquisitions of public U.S. targets since 1/1/2000. Excludes outliers, defined as large premiums due to stock prices <$0.50 per share and discounts (negative premiums) greater than 50%.

(2)	Excludes deals with mixed or all-stock consideration.

Confidential

Section 5

Selected Public Company Analysis

Selected Financial Information Services Companies

Adjusted Enterprise Value(1)

($ in millions)

Company	Description

Thomson (TOC)	Global, integrated information solutions company servicing business and professional customers worldwide. The business is organized in four principal product divisions (i) Thomson Legal & Regulatory, (ii) Thomson Learning, (iii) Thomson Financial and (iv) Thomson Scientific & Healthcare. Thomson Financial division represents approximately 22% of Thomson’s consolidated revenue(2)

McGraw-Hill (MHP)	Serves business, professional and educational markets worldwide with information products and services. The Company has three business segments (i) McGraw-Hill Education (ii) Financial Services and Information, and (iii) Media Services. McGraw-Hill’s Financial Services group represents approximately 32% of McGraw-Hill’s consolidated revenue(2)

Moody’s (MCO)	Global credit rating, research and risk analysis firm that publishes credit opinions, research and ratings on fixed-income securities, other credit obligations and issuers of securities.

Reuters (RTR)	Core business activities are the gathering and distribution of news, information and other content from multiple sources across the globe and the provision of technology to distribute, analyze, view and trade with information.

Dun and Bradstreet (DNB)	The Company collects and organizes business information, enabling businesses to make information-based decisions. The Company is organized in three business lines (i) Risk Management Solutions (ii) Sales and Marketing Solutions and (iii) Supply Management Solutions.

Interactive Data (IDC)	Global provider of financial information to institutional and retail investors. Supplies time-sensitive debt and equities pricing information as well as fixed income portfolio analytics.

FactSet (FDS)	Provider of global financial and economic information. Combining more than 200 databases into its own dedicated online service, the Company also offers the tools to download, combine and manipulate the data for investment analysis.

Barra (BARZ)	Investment risk management company that provides solutions to financial professionals worldwide. The Company is organized in two business units (i) Core Business, which provides portfolio risk management and enterprise risk management systems and (ii) Venture Business.

Value Line (VALU)	Produces investment-related periodical publications and provides investment advisory services to mutual funds, institutions and individual clients. The Company also offers current and historical financial databases.

OneSource (ONES)	Provides web-based business and financial information products to professionals. Products include industry and company profiles, research reports and financial information on over one million public and private companies.

Note: As of 2/14/2003.

Source: Wall Street Research and public filings.

(1)	Adjusted enterprise value defined as market value of equity plus net debt and minority interests less unconsolidated assets.

(2)	Source: company public filings.

Confidential

Selected Financial Information Services Companies(1)

Revenue

($ in millions)

Revenue Growth

Source: Wall Street Research and public filings.

(1)	Projections based on most current available Wall Street consensus estimates.

(2)	Source: Multex Management.

(3)	LTM as of 10/31/2002.

(4)	Wall Street Research was not available.

Confidential

Selected Financial Information Services Companies(1)

     EV/Revenue(2)

Note: As of 2/14/2003.

Source: Wall Street Research and public filings.

(1)	Projections based on most current available Wall Street consensus estimates.

(2)	Adjusted enterprise value defined as market value of equity plus net debt plus minority interests less unconsolidated assets.

(3)	Source: Multex Management.

(4)	LTM multiple as of 10/31/2002.

Confidential

Selected Financial Information Services Companies(1)

EBITDA

($ in millions)

EBITDA Growth(2)

Source: Wall Street Research and public filings.

(1)	Projections based on most current available Wall Street consensus estimates.

(2)	Based on Multex Management.

(3)	LTM as of 10/31/2002.

(4)	Wall Street Research was not available.

Confidential

Selected Financial Information Services Companies(1)

EBITDA Margin

EV/EBITDA(4)

Note: As of 2/14/2003.

Source: Wall Street Research and public filings.

(1)	Projections based on most current available Wall Street consensus estimates.

(2)	Source: Multex Management.

(3)	LTM as of 10/31/2002.

(4)	Adjusted enterprise value defined as market value of equity plus net debt and minority interests less unconsolidated assets.

Confidential